UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2009

MONSTER WORLDWIDE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34209	13-3906555
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 351-7000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS

Monster Worldwide, Inc. (the “Company”) has previously disclosed a civil action, captioned as Taylor v. McKelvey, et al., 06 CV 8322 (S.D.N.Y)(AKH) (the “ERISA Class Action”), pending against the Company and certain former officers and directors of the Company in connection with the Company’s historical stock option grant practices. The ERISA Class Action was filed in the United States District Court for the Southern District of New York in October 2006 as a putative class action litigation, purportedly brought on behalf of all participants in the Company’s 401(k) Plan (the “Plan”). The complaint, as amended in February 2007 and February 2008, alleges that the defendants breached their fiduciary obligations to Plan participants under Sections 404, 405, 409 and 502 of the Employee Retirement Income Security Act (“ERISA”) by allowing Plan participants to purchase and to hold and maintain Company stock in their Plan accounts without disclosing to those Plan participants the Company’s historical stock option grant practices. On September 14, 2009, the plaintiffs and the Company entered into a Memorandum of Understanding (the “Memorandum of Understanding”) that memorializes the terms pursuant to which the parties intend, subject to Court approval and certification of the proposed class described in the second amended complaint, to settle the ERISA Class Action. The Memorandum of Understanding provides for a payment of $4.25 million in full settlement of the claims asserted in the ERISA Class Action, a substantial majority of which will be paid by insurance and contribution from another defendant. The parties to the ERISA Class Action expect to enter into a formal settlement agreement in the near future and to thereafter seek Court approval.

Upon the conclusion of the settlement of the ERISA Class Action, all of the actions seeking recoveries from the Company as an outgrowth of the Company’s historical stock option grant practices will have been settled. As a result, the Company will reverse a previously recorded accrual of approximately $6.85 million relating to these matters in the third quarter of 2009. Consistent with the Company’s past practices with respect to pro-forma adjustments, this amount will be excluded from its non-GAAP financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

By: /s/ Michael C. Miller
Name: Michael C. Miller
Title: Executive Vice President, General Counsel and Secretary

Date: September 18, 2009